Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

The Gabelli Equity Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Subscription Rights to Purchase Common Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Subscription Rights to Purchase Preferred Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Subscription Rights to Purchase Common Stock and Preferred Stock	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Total Offering Amounts								—
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								—

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered hereunder by The Gabelli Equity Trust Inc. (the “Registrant”).
(2)	In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant hereby defers payment of the registration fee required in connection with this Registration Statement. Any registration fees will be paid subsequently on a pay-as-you-go basis.